                                                                   EXHIBIT 23(i)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Pfizer Inc:

We consent to the incorporation by reference in the registration statement on
Form S-8 of Pfizer Inc, dated November 18, 2003, of our report dated February 27,
2003, with respect to the consolidated balance sheets of Pfizer Inc and Subsidiary
Companies as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002, which report appears in the
December 31, 2002 Annual Report on Form 10-K of Pfizer Inc filed March 27, 2003.

KPMG LLP
New York, New York
November 18, 2003